 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-1) and related Prospectus of Protea Biosciences Group, Inc. and to the inclusion herein of our report dated March 16, 2016, except for the effect of the reverse stock split discussed in Note 16 to the financial statement to which the date is _________, 2016, with respect to the consolidated financial statements of Protea Biosciences Group, Inc. included in its Annual Report (Form 10-k) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

Pittsburgh, PA